Exhibit 10.68
January 7, 2008
Mr. F. Edwin Harbach
[                              ]
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Re:     Award Notice of Stock Option Grant
Dear Ed:
We are pleased to notify you that in recognition of your contributions toward the future success of BearingPoint, Inc., you have been awarded an option to purchase shares of common stock of BearingPoint, Inc. (the “Company”). Certain terms of your award follow:

Option:	You have been awarded a non-statutory stock option to purchase from the Company 1,232,600 shares of its common stock, $0.01 par value, subject to adjustment, as provided in Section 3.5 of your BearingPoint, Inc. Stock Option Agreement (the “Agreement”).

Option Date:	January 2, 2008

Exercise Price:	$2.76 per share, subject to adjustment as provided in Section 3.5 of the Agreement.

Exercise Schedule:	Except as otherwise provided in Section 2.2 of the Agreement and in Section 7.8 of the BearingPoint, Inc. 2000 Long-Term Incentive Plan (the “Plan”), the Option shall become exercisable (i) on the first anniversary of the Option Date with respect to 25% of the number of shares subject thereto on the Option Date, (ii) on the second anniversary of the Option Date with respect to an additional 25% of the number of shares subject thereto on the Option Date, (iii) on the third anniversary of the Option Date with respect to an additional 25% of the number of shares subject thereto on the Option Date and (iv) on the fourth anniversary of the Option Date with respect to the remaining 25% of the number of shares subject thereto on the Option Date.

Expiration Date:	Except to the extent earlier terminated pursuant to Section 2.2 or 2.5 of the Agreement or earlier exercised pursuant to Section 2.3 of the Agreement, the Option shall terminate at 5:00 p.m., New York time, on January 2, 2018.

In addition to the terms stated in this Award Notice, the Option shall be subject to the terms and conditions of the Agreement and the Plan, copies of which are attached hereto.
We congratulate you on this recognition of your importance to our organization and its future.

BearingPoint, Inc.

By:	/s/ Roderick McGeary

Roderick McGeary, Chairman
Acknowledgment, Acceptance and Agreement:
By signing below and returning this 2 page Award Notice to BearingPoint, Inc., c/o Morgan Stanley at the address stated herein, I hereby acknowledge receipt of the Agreement and the Plan, accept the Option granted to me and agree to be bound by the terms and conditions of this Award Notice, the Agreement and the Plan.

/s/ F. Edwin Harbach	1/18/08
Signature	Date

F. Edwin Harbach

Print Name	Employee ID Number
BearingPoint, Inc.
c/o Morgan Stanley
Stock Plan Administration
Harborside Financial Center
Plaza Three, 1st Floor
Jersey City, NJ 07311

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BearingPoint, Inc.
STOCK OPTION AGREEMENT
          BearingPoint, Inc., a Delaware corporation (the “Company”), hereby grants to the individual (the “Optionee”) named in the award notice attached hereto (the “Award Notice”) as of the date set forth in the Award Notice (the “Option Date”), pursuant to the provisions of the BearingPoint, Inc. 2000 Long-Term Incentive Plan (the “Plan”), a non-statutory stock option to purchase from the Company the number of shares of its Common Stock, $0.01 par value, set forth in the Award Notice (the “Option”), at the price per share set forth in the Award Notice, upon and subject to the terms and conditions set forth below, in the Award Notice and in the Plan. Capitalized terms not defined herein shall have the meanings specified in the Plan.
          1. Option Subject to Acceptance of Agreement. The Option shall be null and void unless the Optionee shall accept this Agreement by executing the Award Notice in the space provided therefore and returning an original execution copy of the Award Notice to the Company.
          2. Time and Manner of Exercise of Option.
          2.1. Maximum Term of Option. In no event may the Option be exercised, in whole or in part, after the expiration date set forth in the Award Notice (the “Expiration Date”).
          2.2. Exercise of Option.
          (a) The Option shall become exercisable in accordance with the exercise schedule set forth in the Award Notice (the “Exercise Schedule”).
          (b) If the Optionee’s employment with the Company terminates by reason of Disability, the Option shall be exercisable only to the extent it is exercisable on the effective date of the Optionee’s termination of employment and may thereafter be exercised by the Optionee or the Optionee’s Legal Representative until and including the earlier to occur of (i) the date which is one year after the effective date of the Optionee’s termination of employment and (ii) the Expiration Date.
          (c) If the Optionee’s employment with the Company terminates by reason of Retirement, the Option shall continue to vest in accordance with the vesting schedule set forth in the Award Notice and may thereafter be exercised by the Optionee or the Optionee’s Legal Representative until and including the earlier to occur of (i) the date which is one year after the Optionee’s date of death, provided the Optionee dies following termination of active employment by reason of Retirement, and (ii) the Expiration Date.
          (d) If the Optionee’s employment with the Company terminates by reason of death, the Option shall be exercisable only to the extent it is exercisable on the date of death and may thereafter be exercised by the Optionee’s Legal Representative or Permitted Transferees, as the case may be, until and including the earlier to occur of (i) the date which is one year after the date of death and (ii) the Expiration Date.
          (e) If the Optionee’s employment with the Company terminates for any reason other than Disability, Retirement or death, the Option shall be exercisable only to the extent it is exercisable on the effective date of the Optionee’s termination of employment and may thereafter be exercised by the Optionee or the Optionee’s Legal Representative until and including the earlier to occur of (i) the date which is three months after the effective date of the Optionee’s termination of employment and (ii) the Expiration Date.
          (f) If the Optionee dies during the period set forth in Section 2.2(b) following termination of employment by reason of Disability, or if the Optionee dies during the period set forth in Section 2.2(e) following termination of employment for any reason other than Disability or Retirement, the Option shall be exercisable only to the extent it is exercisable on the date of death and may thereafter be exercised by the Optionee’s Legal Representative or Permitted Transferees, as the case may be, until and including the earlier to occur of (i) the date which is one year after the date of death and (ii) the Expiration Date.
          2.3. Method of Exercise. Subject to the limitations set forth in this Agreement and the Plan, the Option may be exercised by the Optionee (a) by giving written notice to the Company specifying the number of whole shares of Common Stock to be purchased and by accompanying such notice with payment therefor in full (or by arranging for such payment to the Company’s satisfaction) either (i) in cash, (ii) by delivery to the Company (either actual delivery or by attestation procedures established by the Company) of Common Stock having an aggregate Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable pursuant to the Option by reason of such exercise, (iii) in cash by a broker-dealer acceptable to the Company to whom the Optionee has submitted an irrevocable notice of exercise or (iv) by a combination of (i) and (ii), and (b) by executing such documents as the Company may reasonably request. The Company shall have sole discretion to disapprove of an election pursuant to any of clauses (ii) — (iv). Any fraction of a share of Common Stock which would be required to pay such purchase price shall be disregarded and the remaining amount due shall be paid in cash by the Optionee. No certificate representing a share of Common Stock shall be delivered until the full purchase price therefor and any withholding taxes thereon, as described in Section 3.3, have been paid.
          2.4. Termination of Option.
          (a) Subject to Section 2.2(g), in no event may the Option be exercised after it terminates as set forth in this Section 2.4. The Option shall terminate, to the extent not earlier terminated pursuant to Sections 2.2 or 2.5 or exercised pursuant to Section 2.3, on the Expiration Date.
          (b) In the event that rights to purchase all or a portion of the shares of Common Stock subject to the Option expire or are exercised, cancelled or forfeited, the

Optionee shall, upon the Company’s request, promptly return this Agreement to the Company for full or partial cancellation, as the case may be; provided, however, that such cancellation shall be effective regardless of whether the Optionee returns this Agreement. If the Optionee continues to have rights to purchase shares of Common Stock hereunder, the Company shall, within 10 days of the Optionee’s delivery of this Agreement to the Company, either (i) mark this Agreement to indicate the extent to which the Option has expired or been exercised, cancelled or forfeited or (ii) issue to the Optionee a substitute option agreement applicable to such rights, which agreement shall otherwise be substantially similar to this Agreement in form and substance.
          2.5. Termination of Option and Forfeiture of Option Gain.
          (a) If the Optionee:
          (1) breaches any covenant concerning confidentiality or intellectual property or concerning noncompetition or nonsolicitation of clients, prospective clients or personnel of the Company and its affiliates to which the Optionee is or may become a party in the future; or
          (2) directly or indirectly engages in any activity which is contrary, inimical or harmful to the interests of the Company, including but not limited to (i) violations of Company policies to the extent then applicable to the Optionee, including the Company’s insider trading policies, and (ii) participation in any activity not approved by the Board which could reasonably be foreseen as contributing to or resulting in a Change in Control of the Company, then, in addition to and without in any way limiting any remedies under any of the covenants described above in this Section 2.5(a) or otherwise and any other provable damages, the Option shall terminate automatically (if not previously terminated) on the date the Optionee commits such breach or engages in such activity and the Optionee shall pay the Company, within five business days of receipt by the Optionee of a written demand therefor, an amount in cash determined by multiplying the number of shares of Common Stock purchased pursuant to each exercise of the Option occurring within three months prior to the date the Optionee commits such breach or engages in such activity (without reduction for any shares of Common Stock delivered by the Optionee or withheld by the Company pursuant to Section 2.3 or Section 3.3) by the difference between (i) the Fair Market Value of a share of Common Stock on the date of such exercise and (ii) the purchase price per share of Common Stock set forth in the Award Notice.
          (b) The Optionee may be released from the Optionee’s obligations under Section 2.5(a) only if and to the extent the Committee determines in its sole discretion that such a release is in the best interests of the Company.
          (c) The Optionee agrees that by executing the Award Notice the Optionee authorizes the Company and its Subsidiaries to deduct any amount or amounts owed by the Optionee pursuant to Section 2.5(a) from any amounts payable by the Company or any Subsidiary to the Optionee, including, without limitation, any amount payable to the Optionee as salary, wages, vacation pay or bonus. This right of setoff shall not be an exclusive remedy and the Company’s or a Subsidiary’s election not to exercise this right of setoff with respect to any amount payable to the Optionee shall not constitute a waiver of this right of setoff with respect to any other amount payable to the Optionee or any other remedy.
          3. Additional Terms and Conditions of Option.
          3.1. Nontransferability of Option. The Option may not be transferred by the Optionee other than by will or the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company. Except to the extent permitted by the foregoing sentence, during the Optionee’s lifetime the Option is exercisable only by the Optionee or the Optionee’s Legal Representative. Except to the extent permitted by the second preceding sentence, the Option may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of the Option, the Option and all rights hereunder shall immediately become null and void.
          3.2. Investment Representation. The Optionee hereby represents and covenants that (a) any shares of Common Stock purchased upon exercise of the Option will be purchased for investment and not with a view to the distribution thereof within the meaning of the Securities Act unless such purchase has been registered under the Securities Act and any applicable state securities laws; (b) any subsequent sale of any such shares shall be made either pursuant to an effective registration statement under the Securities Act and any applicable state securities laws, or pursuant to an exemption from registration under the Securities Act and such state securities laws; and (c) if requested by the Company, the Optionee shall submit a written statement, in a form satisfactory to the Company, to the effect that such representation (x) is true and correct as of the date of any purchase of any shares hereunder or (y) is true and correct as of the date of any sale of any such shares, as applicable. As a further condition precedent to any exercise of the Option, the Optionee shall comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance or delivery of the shares and, in connection therewith, shall execute any documents which the Board or the Committee shall in its sole discretion deem necessary or advisable.
          3.3. Withholding Taxes.
          (a) As a condition precedent to the delivery of Common Stock upon exercise of the Option, the Optionee shall, upon request by the Company, pay to the Company in addition to the purchase price of the shares, such amount as the Company may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes (the “Required Tax Payments”) with respect to such exercise of the Option. If the Optionee shall fail to advance the Required Tax Payments after request by the Company, the Company may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Company to the Optionee.

          (b) The Optionee may elect to satisfy his or her obligation to advance the Required Tax Payments by any of the following means: (1) a cash payment to the Company, (2) delivery to the Company (either actual delivery or by attestation procedures established by the Company) of Common Stock having an aggregate Fair Market Value, determined as of the Tax Date, equal to the Required Tax Payments, (3) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered to the Optionee upon exercise of the Option having an aggregate Fair Market Value, determined as of the Tax Date, equal to the Required Tax Payments, (4) a cash payment by a broker-dealer acceptable to the Company to whom the Optionee has submitted an irrevocable notice of exercise or (5) any combination of (1), (2) and (3). The Company shall have sole discretion to disapprove of an election pursuant to any of clauses (2) — (5). Shares of Common Stock to be delivered or withheld may not have a Fair Market Value in excess of the minimum amount of the Required Tax Payments. Any fraction of a share of Common Stock which would be required to satisfy any such obligation shall be disregarded and the remaining amount due shall be paid in cash by the Optionee. No certificate representing a share of Common Stock shall be delivered until the Required Tax Payments have been satisfied in full.
          3.4. Tax Reporting and Payment Liability. The Company will assess its Required Tax Payments’ withholding and reporting requirements, in connection with the Option, including the grant, vesting or exercise of the Option or sale of shares acquired pursuant to such exercise. These requirements may change from time to time as laws or interpretations change. Regardless of the Company’s actions with respect to Required Tax Payments, the Optionee hereby acknowledges and agrees that the ultimate liability for any and all Required Tax Payments is and remains his or her responsibility and liability and that the Company (i) makes no representations nor undertakings regarding treatment of any Required Tax Payments in connection with any aspect of the Option grant, including the grant, vesting or exercise of the Option and the subsequent sale of shares acquired pursuant to such exercise; and (ii) does not commit to structure the terms of the grant or any aspect of the Option to reduce or eliminate the Optionee’s liability regarding Required Tax Payments.
          3.5. Adjustment. In the event of any stock split, reverse stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than a regular cash dividend, the number and class of securities subject to the Option and the purchase price per security shall be appropriately adjusted by the Committee without an increase in the aggregate purchase price. If any adjustment would result in a fractional security being subject to the Option, the Company shall pay the Optionee, in connection with the first exercise of the Option occurring after such adjustment, an amount in cash determined by multiplying (i) the fraction of such security (rounded to the nearest hundredth) by (ii) the excess, if any, of (A) the Fair Market Value on the exercise date over (B) the exercise price of the Option. The decision of the Committee regarding any such adjustment shall be final, binding and conclusive.
          3.6. Compliance with Applicable Law. The Option is subject to the condition that if the listing, registration or qualification of the shares subject to the Option upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the purchase or delivery of shares hereunder, the Option may not be exercised, in whole or in part, and such shares may not be delivered, unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company agrees to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent, approval or other action.
          3.7. Delivery of Certificates. Upon the exercise of the Option, in whole or in part, the Company shall deliver or cause to be delivered, subject to the conditions of this Article 3, one or more certificates representing the number of shares purchased against full payment therefor. The Company shall pay all original issue or transfer taxes and all fees and expenses incident to such delivery, except as otherwise provided in Section 3.3. Alternatively, in the Company’s sole discretion, the Company may transfer title or ownership of shares acquired upon exercise of the Option under the Company’s procedures through its transfer agent.
          3.8. Option Confers No Rights as Stockholder. The Optionee shall not be entitled to any privileges of ownership with respect to shares of Common Stock subject to the Option until purchased and title or ownership of shares has been transferred to the Optionee under the Company’s procedures through its transfer agent. The Optionee shall not be considered a stockholder of the Company with respect to any such shares not so purchased.
          3.9. Acknowledgement and Waiver. By executing the Award Notice and accepting the grant of the Option evidenced by the Award Notice and this Agreement, the Optionee acknowledges that: (i) the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, suspended or terminated by the Company at any time as provided in the Plan and this Agreement; (ii) the grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of Options, or benefits in lieu of Options even if Options have been granted repeatedly in the past; (iii) all decisions with respect to any such future grants will be at the sole discretion of the Company; (iv) the Optionee’s participation in the Plan shall not create a right to further employment with the Company and shall not interfere with the ability of the Company to terminate the Optionee’s employment relationship at any time with or without cause; (v) the Optionee’s participation in the Plan is voluntary; (vi) the Option is not part of normal or expected compensation or salary for any purposes, including but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (vii) the future value of the underlying shares is unknown and cannot be predicted with certainty; (viii) if the Optionee exercises his or her Option and obtains shares, the value of those shares acquired upon exercise may increase or decrease in value, even below the option price; (ix) if the underlying shares do not increase in value, the Option will have no value; and (x) no claim or entitlement to compensation or damages arises from termination of the Options or diminution in value of the Option or shares of Common Stock purchased through exercise of the Option and the Optionee irrevocably releases the Company and its Affiliates from any such claim that may arise.
          3.10. Decisions of Board or Committee. The Board or the Committee shall have the right to resolve all questions which may arise in connection with the Option or its exercise. Any interpretation, determination or other action made or taken by the Board or the Committee regarding the Plan or this Agreement shall be final, binding and conclusive.
          3.11. Agreement Subject to Plan. This Agreement is subject to the provisions of the Plan, including Section 7.8 relating to a Change in Control, and shall be interpreted in accordance therewith. The Optionee hereby acknowledges receipt of a copy of the Plan.
          4. Miscellaneous Provisions.
          4.1. Designation as Non-Statutory Stock Option. The Option is hereby designated as not constituting an Incentive Stock Option. This Agreement shall be interpreted and treated consistently with such designation.
          4.2. Meaning of Certain Terms.
          (a) As used herein, employment by the Company shall include employment by a subsidiary of the Company.
          (b) As used herein, the following terms shall have the meanings set forth below:
          “Legal Representative” shall include an executor, administrator, legal representative, guardian or similar person.
          “Permitted Transferee” shall include any transferee designated as the Optionee’s beneficiary in the event of the Optionee’s death pursuant to beneficiary designation procedures approved by the Company.
          “Retirement” shall mean retirement under the Company’s Rule of 70 Retirement Policy, or, if required by law, under local law. An Optionee currently is eligible to retire under the Company’s Rule of 70 Retirement Policy, if the Optionee’s age plus “years of service” (as determined under the Company’s 401(k) plan or any successor to such plan) equals or exceeds 70 as of the date of retirement.
          “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.
          4.3. Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the death of the Optionee, acquire any rights hereunder in accordance with this Agreement or the Plan.
          4.4. Notices. All notices, requests or other communications provided for in this Agreement shall be made, if to the Company, to BearingPoint, Inc., c/o Morgan Stanley, Stock Plan Administration, Harborside Financial Center, Plaza Three, 1st Floor, Jersey City, NJ 07311 and if to the Optionee, to the last known mailing address of the Optionee contained in the records of the Company. All notices, requests or other communications provided for in this Agreement shall be made in writing either (a) by personal delivery, (b) by facsimile with confirmation of receipt, (c) by mailing in the United States mails or (d) by express courier service. The notice, request or other communication shall be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile transmission or upon receipt by the party entitled thereto if by United States mail or express courier service; provided, however, that if a notice, request or other communication sent to the Company is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.
          4.5. Governing Law. This Agreement, the Option and all determinations made and actions taken pursuant hereto and thereto, to the extent not governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws; provided, however, that to the extent this Agreement makes reference to any other agreements (including, without limitation, the agreements containing the covenants referred to in Section 2.5(a)(1) above), the choice of law provision set forth in each such agreement shall continue to govern the terms and conditions of such agreement as well as the interpretation and construction thereof and the references thereto that are set forth herein.
          4.6. Counterparts. This Award Notice may be executed in two counterparts, each of which shall be deemed an original and both of which together shall constitute one and the same instrument.

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